UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 29, 2020

Ingersoll Rand Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38095	46-2393770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800-A Beaty Street
Davidson, North Carolina 28036
(704) 655-4000
(Address, including zip code, of principal executive offices and registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	IR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2020,  Ingersoll Rand Inc. (the “Company”), Gardner Denver, Inc., as the U.S. Borrower, Ingersoll-Rand Services Company, as the Spinco Borrower, GD German Holdings II GmbH, as the German Borrower, Gardner Denver Holdings Ltd., as the UK Borrower, Citibank, N.A. as administrative agent, and the lenders and other parties party thereto entered into that certain Joinder Agreement and Amendment No. 6 (the “Amendment”) to the Credit Agreement, dated as of July 30, 2013 (as amended by Amendment No. 1, dated as of March 4, 2016, Amendment No. 2, dated as of August 17, 2017, Amendment No. 3, dated as of December 13, 2018, Amendment No. 4, dated as of June 28, 2019, and Amendment No. 5, dated as of February 28, 2020, the “Existing Credit Agreement”; and the Existing Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”), among the Company, the U.S. Borrower, the Spinco Borrower, the German Borrower, the UK Borrower, the lenders and other financial institutions or entities party thereto and Citibank, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer.

The Amendment, among other things, (a) established new term loans in an aggregate principal amount equal to $400 million (the “Series A New Term Loans”), which Series A New Term Loans will mature on February 28, 2027 (or, if such date is not a business day, the first business day thereafter), (b) increased the revolving credit commitments in an aggregate principal amount equal to $100 million and (c) made certain other corresponding changes and updates.

The Series A New Term Loans bear interest at a rate equal to, at the Company’s option, either (a) the greater of LIBOR for the relevant interest period or 0.00% per annum, plus an applicable margin of 2.75% or (b) a base rate equal to the highest of (1) the rate of interest publicly announced by the administrative agent as its prime rate in effect at its principal office, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month, plus 1.00% and (4) 1.00%, in each case plus an applicable margin of 1.75%. The Series A New Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of such Series A New Term Loans. The Series A New Term Loans may be voluntarily prepaid at any time without premium or penalty, subject to certain customary conditions, including reimbursements of the lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period, provided that any voluntary prepayment of Series A New Term Loans prior to December 29, 2020, in connection with a repricing transaction shall be subject to a prepayment premium of 1.00% of the principal amount so prepaid.

Other than as described above, the loans under the Amended Credit Agreement continue to have the same terms as provided under the Existing Credit Agreement. Additionally, the parties to the Amended Credit Agreement continue to have the same obligations set forth in the Existing Credit Agreement.

The foregoing description of the Amendment and the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Joinder Agreement and Amendment No. 6 to Credit Agreement, dated as of June 29, 2020, among Ingersoll Rand Inc., Gardner Denver, Inc., Ingersoll-Rand Services Company, GD German Holdings II GmbH, Gardner Denver Holdings Ltd., Citibank, N.A., and the lenders and other parties party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL RAND INC.

By:	/s/ Andrew Schiesl
Andrew Schiesl
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary

Date: July 1, 2020